Schedule 13D
EXHIBIT A

Research Industries Incorporated
123 North Pitt Street
Alexandria, Virginia 22314

Dr. Arch C. Scurlock
123 North Pitt Street
Alexandria, Virginia 22314

     On May 6, 2002, Research Industries Incorporated sold 6,200 shares of the common stock of TransTechnology Corporation, bringing its total beneficial ownership as of that date to 661,900 shares or 10.6 percent of such shares then outstanding. As a result of this event, Research Industries Incorporated is required to file an amended Schedule 13 D under the Securities Exchange Act of 1934 with respect thereto. Further sales on May 7, 8 and 9 brought its total beneficial ownership to 614,800 or 9.9 percent of such shares outstanding on May 10. Dr. Arch C. Scurlock owns 94 percent of the issued and outstanding stock of Research Industries Incorporated and therefore may be deemed to be the indirect beneficial owner of such shares and also required to file such a schedule.

     The parties hereto desire to file a joint statement with respect thereto in accordance with the terms of 13d(f) (1) under the Act. The purpose of this instrument is to acknowledge the agreement of the undersigned parties that the Schedule 13D (Amendment No. 3) to which this statement is appended as Exhibit A is filed on behalf of each of them.

RESEARCH INDUSTRIES INCORPORATED

Dated: May 13, 2002	By:
Arch C. Scurlock, President

Dated: May 13, 2002	Arch C. Scurlock